FOR IMMEDIATE RELEASE

CINEDIGM DIGITAL CINEMA CORP. ADJOURNMENT OF ANNUAL MEETING OF SHAREHOLDERS

MORRISTOWN, N.J., September 3, 2009 — Cinedigm Digital Cinema Corp. (NASDAQ: CIDM) (formerly AccessIT) announced today an adjournment of its annual meeting until September 30, 2009.  After announcement of the annual meeting date as September 10, 2009 and mailing of the related proxy statement, Cinedigm closed on a major financing transaction, as previously announced, resulting in certain items for which the Company will be seeking shareholder approval.

In order to permit inclusion of additional proposals, allow for the timely provision of new proxy materials, and eliminate the need to hold an additional meeting to seek shareholder approval of certain provisions of the recent financing transaction, Cinedigm will hold the September 30, 2009 meeting at 2:00 p.m., EDT, at the offices of Kelley, Drye & Warren LLP, located at 101 Park Avenue, 27th Floor, New York, NY.  All shareholders of record as of July 13, 2009 are invited to attend.  Please contact Suzanne Moore at 973-290-0056 or smoore@cinedigm.com to RSVP before Thursday, September 24th to arrange for registration with building security.

About Cinedigm
Cinedigm is the worldwide leader in providing the services, experience, technology and content critical to transforming movie theaters into networked digital entertainment centers.  The company works with all major Hollywood movie studios and exhibitors to manage and project cinema-quality content in digital format – bringing a crystal clear image and an array of new content choices to audiences across the country.  Cinedigm’s digital cinema deployment organization, software, satellite and hard drive digital movie delivery services; pre-show in-theater advertising services; and CineLive® distribution platform for alternative content such as live sports events and concerts provide a complete suite of services necessary to enable the digital theatre conversion.  Additional information about the company is available at www.Cinedigm.com.  You can also follow Cinedigm on Facebook and Twitter for all the latest news. [CIDM-E]

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Contact:

Suzanne Moore
Cinedigm
973.290.0056
smoore@cinedigm.com

(973) 290-0080	55 Madison Avenue, Morristown, NJ 07960